Exhibit 99.1

[LOGO OF BJ SERVICES]

5500 N. W. Central Dr.

Houston, Texas 77092

Press Release

Contact:    Trey Whichard (713) 462-4239

Release:    Immediately

BJ SERVICES REPORTS THIRD QUARTER EARNINGS

Houston, Texas. July 22, 2003. BJ Services Company (BJS-NYSE, CBOE, PCX) reported net income of $49.5 million ($0.31 per diluted share) for its third fiscal quarter ended June 30, 2003.

Financial Results (in millions, except per share amounts)

	3 Months Ended
	6/30/03	3/31/03	6/30/02
Revenue	$546.6	$534.6	$439.6
Net Income	$49.5	$44.8	$27.7
Diluted Earnings Per Share	$0.31	$0.28	$0.17

Consolidated revenue increased 2% over the prior quarter, with US/Mexico Pressure Pumping Services up 16%, International Pressure Pumping Services down 16%, and Other Oilfield Services up 13%. International Pressure Pumping Services revenue was negatively impacted by seasonal activity decline in Canada. International Pressure Pumping Services revenue excluding Canada increased 4% sequentially. Compared to the prior year’s third quarter, consolidated revenue increased 24% with US/Mexico Pressure Pumping Services revenue increasing 26% and International Pressure Pumping Services increasing 15%. Revenues from Other Oilfield Services were up 41% over the prior year’s third quarter, due primarily to the addition of the completion fluids and completion tools service lines acquired with OSCA in May 2002.

Operating income margins improved to 13.9% from 13.4% reported in the second fiscal quarter and 10.1% reported in the prior year’s third quarter, due primarily to increased margins from the Company’s US/Mexico operations.

Interest expense increased $1.3 million from the prior year’s third quarter as a result of the issuance of convertible debt used to finance the OSCA acquisition.

Capital spending was $50.4 million for the quarter and $121.4 million fiscal year to date. Cash and cash equivalents as of June 30, 2003 was $193.4 million. Debt (net of cash and cash equivalents) to total capitalization was 16.0% at the end of June, down from 19.6% at the end of March.

Exhibit 99.1

US/Mexico Pressure Pumping Revenue

The Company’s US/Mexico pressure pumping revenue increased 16% sequentially as the average US drilling rig count during the quarter increased 14% to 1,028 rigs. Also contributing to the revenue improvement was continued activity increase in Mexico. Compared to the third quarter of the prior year, revenue increased 26% with a 28% increase in rig activity. During the quarter, 83% of the rigs were drilling for natural gas, the same percentage as last year.

International Pressure Pumping Revenue

Canadian revenue decreased 55% sequentially due primarily to a 59% decrease in rig activity as a result of seasonal spring break-up during the third quarter. International Pressure Pumping Services revenue excluding Canada increased 4% sequentially. Revenue increased in Venezuela as activity continued to improve. In addition, revenue increased from our North Sea vessel, the Vestfonn, as it resumed full utilization after the second quarter’s scheduled maintenance. Partially offsetting these increases were activity declines in the UK, India and Norway.

Compared to the third quarter of the prior year, Canadian revenue increased 48% on the strength of a 38% increase in rig activity. International revenue excluding Canada increased 10% year-over-year led by improved activity in Brazil, Colombia, Argentina, Russia and Malaysia. These increases more than offset activity declines in India and the impact of the labor strike in Venezuela.

During the quarter, the Company implemented a 5% price book increase effective July 1 in Canada.

Other Oilfield Services

Revenue from the Company’s Other Oilfield Services (completion fluids, completion tools, process and pipeline services, tubular services and production chemicals) increased 13% sequentially due primarily to completion of projects delayed from the second quarter and seasonal increases. Compared to the third quarter of the prior year, revenue for these services increased 41% due to the addition of the completion fluids and completion tools service lines acquired with OSCA.

CEO Stewart Comments

Chairman and CEO Bill Stewart commented, “Our third fiscal quarter was solid as strong US and Mexico activity more than offset the normal seasonal decline in Canada. Revenue and earnings were helped this quarter from the May 1st price book increase implemented in the U.S.

“Near term, the North American natural gas fundamentals remain strong and we expect the US market activity to continue to improve into the fourth quarter. The Canadian market has recovered significantly from its spring break-up and we expect activity to remain strong. We believe earnings will be in the $.39 to $.41 range for our fourth fiscal quarter and in the $1.18 to $1.20 range for the fiscal year ending September 30, 2003.”

Exhibit 99.1

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The Company anticipates utilizing non-GAAP financial measures in today’s earnings release conference call. The most common non-GAAP financial measures used by the Company include EBITDA, EBITDA margin, free cash flow, net debt, and net interest expense. The reconciliations to the most comparable GAAP measure are posted on the Investor’s section of our website at www.bjservices.com. The required disclosures for these measures were included in our March 31, 2003 Form 10-Q. Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company has scheduled a conference call today to discuss the results of today’s earnings announcement. The call will begin at 9:00 a.m. Central Time. To participate in the conference call, please phone 719/457-2665, ten minutes prior to the start time and give the conference code number 427177. If you are unable to participate, the conference call will be available for playback three hours after its conclusion. The playback number is 719/457-0820 and the replay entry code is 427177. Playback will be available for three days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available for twelve months following the conference call.

Exhibit 99.1

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	6/30/03	6/30/02	6/30/03	6/30/02
	(In thousands except per share data)
Revenue	$546,576	$439,646	$1,554,280	$1,392,095
Operating Expenses:
Cost of sales and services	423,210	352,430	1,213,974	1,059,025
Research and engineering	10,606	9,439	30,285	27,037
Marketing	18,976	16,280	54,450	46,948
General and administrative	17,634	17,188	52,956	49,144

Total operating expenses	470,426	395,337	1,351,665	1,182,154

Operating income	76,150	44,309	202,615	209,941
Interest expense	3,982	2,695	11,724	5,005
Interest income	442	1,047	1,305	1,724
Other expense, net	604	1,631	4,223	2,715

Income before income taxes	72,006	41,030	187,973	203,945
Income taxes	22,462	13,341	60,151	70,361

Net income	$49,544	$27,689	$127,822	$133,584

Earnings Per Share:
Basic	$0.31	$0.18	$0.81	$0.85
Diluted	$0.31	$0.17	$0.79	$0.83
Average Shares Outstanding:
Basic	158,097	156,671	157,827	157,056
Diluted	161,605	160,817	160,990	160,590
Supplemental Data:
Depreciation and amortization	31,894	26,976	89,886	76,588
Capital expenditures	50,467	36,840	121,382	132,903
U.S./Mexico Pressure Pumping Revenue	268,225	213,103	712,363	693,529
International Pressure Pumping Revenue	182,420	158,519	578,971	531,940
Other Oilfield Services Revenue and Corp.	95,931	68,024	262,946	166,626
Debt	496,818	524,643

This press release contains forward-looking statements that anticipate future performance such as the Company’s prospects, expected revenues, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)